+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
- ----------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Mandaric                     Milan
- ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      One Oakwood Boulevard, Suite 200
- ----------------------------------------------------------------------------
                                   (Street)

      Hollywood                        FL                              33020
- ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Reptron Electronics, Inc.
                                               (REPT)
                                               -------------------------------

3.  I.R.S. Identification Number of Reporting Person,
    if an entity (Voluntary)                                    N/A
                                                           -------------------

4.  Statement for Month/Year August 1998 and September 1998
                             -------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               -------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                    (specify below)

- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED,DISPOSED OF,OR BENEFICIALLY OWNED

- ------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/ -----------------------------------------------      End of               (D) or        ficial
                         Day/                                                         Month                Indirect      Owner-
                         Year)    Code   V       Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)   (Instr.4)
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/12/98    P                500        A        $ 5.875                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/12/98    P              2,000        A        $ 5.9375                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/20/98    P             14,100        A        $ 6.875                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/21/98    P              5,000        A        $ 6.25                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/21/98    P             10,000        A        $ 6.3125                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/21/98    P             10,000        A        $ 6.375                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/21/98    P              5,000        A        $ 6.50                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/24/98    P              3,000        A        $ 6.0625                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/24/98    P             11,900        A        $ 6.125                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/24/98    P              6,000        A        $ 6.25                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/25/98    P              4,000        A        $ 5.875                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/25/98    P             24,000        A        $ 5.9375                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/25/98    P             17,000        A        $ 6.00                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/25/98    P              1,000        A        $ 6.125                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/26/98    P             37,500        A        $ 5.875                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/27/98    P              2,000        A        $ 5.50                              D
--------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/27/98    P              2,000        A        $ 5.625                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/27/98    P              9,500        A        $ 5.75                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/27/98    P             40,000        A        $ 5.8125                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/28/98    P              4,000        A        $ 5.125                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/28/98    P             10,000        A        $ 5.25                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/28/98    P              2,000        A        $ 5.375                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/28/98    P             20,000        A        $ 5.50                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/31/98    P              4,000        A        $ 5.00                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/31/98    P              8,300        A        $ 5.125                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/31/98    P              2,000        A        $ 5.25                              D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       08/31/98    P              4,000        A        $ 5.375                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/01/98    P       V       2,900       A        $ 4.875                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/01/98    P       V      1,100        A        $ 4.9375                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/01/98    P       V      3,000        A        $ 5.125                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/02/98    P       V      1,700        A        $ 5.375                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/02/98    P       V      3,000        A        $ 5.625                             D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/02/98    P       V      1,000        A        $ 5.6875                            D
- ------------------------------------------------------------------------------------------------------------------------------
$.01 par Common       09/02/98    P       V     20,000        A        $ 5.875       1,006,100             D
- ------------------------------------------------------------------------------------------------------------------------------


  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

- ------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)

                                                                           -----------------------------------------------------
                                                                           Code      V                 (A)         (D)

- ------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------
         N/A
- ------------------------------------------------------------------------------------------------------------------------------



 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

- ------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative        6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
   Security (Instr. 3)           cisable and       Underlying Securities        of          of deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (I)
                                                                                            (Instr. 4)       (Instr. 4)
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------
         N/A
- ------------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:




                              /s/ Milan Mandaric                  09/09/98
                              -------------------------------  --------------
                              **Signature of Reporting Person        Date